Exhibit 99.1

General Cannabis S-1 Registration Statement Declared Effective by SEC

DENVER, Dec. 27, 2016 – General Cannabis Corp (“General Cannabis” or the “Company”) (OTCQB: CANN) announced today that its Form S-1 resale registration statement relating to the sale of up to 9,000,000 shares of the common stock of the Company by certain selling securities holders (the “S-1”) has been declared effective by the U.S. Securities and Exchange Commission.

The S-1 will, while effective, permit the selling security holders of General Cannabis to resell shares of common stock of the Company issuable upon exercise of warrants, as described in the registration statement, subject to the prospectus delivery requirements of the Securities Act of 1933, as amended.

General Cannabis will not receive any proceeds from the sale of the common shares by the selling security holders. Upon the cash exercise of the warrants, General Cannabis will receive the exercise price of the warrants.

The S-1 resale registration statement does not necessitate that the selling security holders sell any shares of common stock acquired as a result of exercising the warrants.

The offering of the shares of common stock may only be made by means of a prospectus. A registration statement relating to the shares has been declared effective by the Securities and Exchange Commission. The registration statement may be accessed electronically through the SEC's website at www.sec.gov. A copy of the prospectus related to the offering may also be obtained from General Cannabis by writing to 6565 East Evans Ave, Denver, Colorado 80224 or by calling (303) 759-1300.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the Company's securities.

About

General Cannabis Corporation is the all-in-one resource for the highest quality service providers available to the regulated Cannabis Industry. We are a trusted partner to the cultivation, production and retail side of the cannabis business. We do this through a combination of strong operating divisions such as real estate, consulting, security, financing and the distribution of important infrastructure products to grow facilities and dispensaries. As a synergistic holding company, our subsidiaries are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Contact:

Robert Frichtel

CEO – General Cannabis Corp

(303) 759-1300

Safe Harbor

This press release contains forward-looking statements, which relate to future events or are otherwise not descriptions of historical facts. Any such statements may include the words “believes,” “should,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties, including those risks and uncertainties disclosed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the S-1, as well as General Cannabis’ most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and similar disclosures in subsequent reports filed with the SEC, which are available on the SEC website at www.sec.gov.  Any forward-looking statement made by us in this press release speaks only as of the date on which we make it.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.